CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report on the balance sheet for the year ended June 30, 2006 and the statements of operations, stockholders' equity, and cash flows for the period from January 23, 2006 (inception) to June 30, 2006 and the notes to such financial statements of Reperio Exploration, Inc. in the Form SB-2/A dated on or around August 10, 2006 which appears in such Form.

De Leon & Company, P.A.

Certified Public Accountants

Pembroke Pines, Florida

August 10, 2006